UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2016

ARQULE, INC.

(Exact Name of Issuer as Specified in Charter)

Delaware	000-21429	04-3221586
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

One Wall Street

Burlington, MA

(Address of principal executive offices)

01803

(Zip code)

(781) 994-0300

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.—Entry into a Material Definitive Agreement.

On February 26, 2016, ArQule, Inc. (“ArQule”) entered into definitive securities purchase agreements with certain institutional and accredited investors to raise approximately $15.3 million in gross proceeds in a registered direct offering through the sale of 8,027,900 shares of common stock at an offering price of $1.90 per share. The purchase of each share of common stock includes an option to purchase approximately 0.4444 shares of common stock at an exercise price of $2.50 per share. The options will be exercisable immediately following the closing date and will expire 12 months after the public announcement by us of the outcome of the interim assessment of the METIV-HCC trial, subject to certain extensions.

ArQule estimates the net proceeds from the initial common stock offering will be approximately $15.2 million, after deducting estimated offering expenses. The offering is expected to close on or about March 2, 2016, subject to satisfaction of customary closing conditions. Should the options be exercised, ArQule estimates it will raise approximately an additional $8.9 million in net proceeds and issue an additional 3,567,956 shares of common stock.

The shares of common stock were offered pursuant to a shelf registration statement on Form S-3 (File No. 333-192796), which was declared effective by the United States Securities and Exchange Commission ("SEC") on December 23, 2013. The shares issuable upon exercise of the options will also be issued under the shelf registration.

The full text of the form of securities purchase agreement is attached hereto as Exhibit 1.1 and incorporated herein by reference.

A copy of the press release issued on February 29, 2016 announcing the offering is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 1.1      Form of Stock Purchase Agreement

Exhibit 99.1 Text of press release dated February 29, 2016 announcing the Offering

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARQULE, INC.
(Registrant)

/s/ Peter S. Lawrence
Peter S. Lawrence
President and Chief Operating Officer

February 29, 2016

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EXHIBIT INDEX

Exhibit 1.1	Form of Stock Purchase Agreement
Exhibit 99.1	Text of press release dated February 29, 2016 announcing the Offering.